Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mastech Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-153759) of Mastech Holdings, Inc. of our report dated March 23, 2012, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ UHY LLP
Farmington Hills, Michigan March 23, 2012